Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the WPX Energy, Inc. 2013 Incentive Plan of our reports dated February 28, 2013, with respect to the consolidated financial statements and schedule of WPX Energy, Inc. and the effectiveness of internal control over financial reporting of WPX Energy, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
May 22, 2013